Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
K12 Inc.
Herndon, Virginia
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 25, 2007 relating to the consolidated financial statements and schedules of K12 Inc. which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Bethesda, Maryland
July 26, 2007